News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Exhibit 99.1

Investor Contact:	Media Contact:
Roger Millay (610) 902-6230	James Ely (610) 902-6010
roger.millay@airgas.com	jim.ely@airgas.com
For release:  Immediately
Airgas Completes Sale of Rutland Tool to Lawson Products
RADNOR, PA — December 1, 2005 — Airgas, Inc. (NYSE: ARG) today announced the completion of the sale of the assets and operations of Rutland Tool & Supply Co., Inc., a Whittier, CA-based Airgas subsidiary, to Lawson Products, Inc, (NASDAQ: LAWS).
The transaction was completed as originally announced November 1, 2005. As previously announced, Airgas is retaining its facility in Whittier, CA, where it also operates a major hardgoods distribution center and Airgas Safety telesales center.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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